Exhibit 4.1

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT, dated as of May 3, 2011 (this “First Amendment”), to the Registration Rights Agreement, dated as of June 29, 2010, by and among Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), and the holders listed on Schedule I hereto (each an “Initial Holder” and, collectively, the “Initial Holders”) (the “Registration Rights Agreement”).

W I T N E S S E T H:

WHEREAS, concurrently with the Company’s initial public offering (the “IPO”) of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), the Company sold shares of Common Stock to certain of the Initial Holders in a private placement transaction (the “IPO Private Placement”) exempt from the registration requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”);

WHEREAS, as a condition to receiving the consent of the Initial Holders to certain formation transactions and in connection with the IPO Private Placement, the Company agreed to grant the Initial Holders and their permitted assignees and transferees the registration rights set forth in Article II of the Registration Rights Agreement;

WHEREAS, in connection with the Company’s public offering (the “Offering”) of additional shares of Common Stock on May 3, 2011, the Company has sold an aggregate of 3,125,000 shares of Common Stock to Farallon Capital Partners, L.P., a California limited partnership, Farallon Capital Institutional Partners, L.P., a California limited partnership, and Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership, in a private placement transaction exempt from the registration requirements of the Securities Act; and

WHEREAS, the Company has agreed to make such amendments to the Registration Rights Agreement solely upon the terms and conditions provided for in this First Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. Each capitalized term when used herein shall have the same respective meaning as given such term in the Registration Rights Agreement, unless expressly provided otherwise in this First Amendment.

2. Definitions.

(a) Solely with respect to any Farallon Holder, Section 1.1 of the Registration Rights Agreement is hereby amended by inserting the following defined term in alphabetical order:

“2011 Private Placement” means the Company’s sale of an aggregate of 3,125,000 shares of Common Stock to the Farallon Holders in a private placement transaction exempt from the registration requirements of the Securities Act concurrently with the Company’s public offering of additional shares of Common Stock on May 3, 2011.

(b) Solely with respect to any Farallon Holder, the first paragraph of the definition of “Registrable Securities” under Section 1.1 of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following in lieu thereof:

“Registrable Securities” means with respect to any Holder, shares of Common Stock owned, either of record or beneficially, by such Holder that were (a) received by such Holder or an Initial Holder in the Formation Transactions, (b) acquired by such Holder or an Initial Holder directly from the underwriters or the Company in the IPO or the Concurrent Private Placement, in each case in a transaction disclosed in the registration statement relating to the IPO, (c) issued or issuable upon exchange of Exchangeable Common OP Units, including Exchangeable Common OP Units issuable upon conversion of Exchangeable Preferred OP Units received by such Holder or an Initial Holder in the Formation Transactions, (d) solely in the case of any Farallon Holder, (i) any Common Stock acquired by such Farallon Holder in the open market after June 29, 2010 and prior to June 29, 2012 and (ii) any shares of Common Stock that were acquired by such Farallon Holder in the 2011 Private Placement, and (e) in the case of (a), (b), (c) and (d), any additional shares of Common Stock issued as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations or otherwise).

3. Counterparts. This First Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this First Amendment immediately upon affixing its signature hereto.

4. No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Registration Rights Agreement shall remain unmodified and in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

HUDSON PACIFIC PROPERTIES, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first written above.

FARALLON CAPITAL PARTNERS, L.P.

By: Farallon Partners, L.L.C., its General Partner

By:
Name:
Title:

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

By: Farallon Partners, L.L.C., its General Partner

By:
Name:
Title:

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.

By: Farallon Partners, L.L.C., its General Partner

By:
Name:
Title:

Schedule I

Holders

Victor J. Coleman

Howard S. Stern

Farallon Capital Partners, L.P.

Farallon Capital Institutional Partners, L.P.

Farallon Capital Institutional Partners III, L.P.

Glenborough Fund XIV, L.P.

NFG Limited Partnership

Keely Sellers

Ross Holding & Management Company

Raymond G. Azar and Eleanor K. Azar

Robert Batinovich, Trustee, Robert Batinovich Trust

Jeannine F. Cella

Jeri E. Eaton

Terry L. Eaton

Julie L. Gurnik

Robin S. Lauth

Lawrence B. Palmer

Russell D. Richardson